EXHIBIT 21.1
LIST OF SUBSIDIARIES AND INVESTMENTS OF ROFIN-SINAR TECHNOLOGIES INC.

State or Other
Name	Jurisdiction of Incorporation

ROFIN-SINAR, Inc.	Delaware, USA
PRC LASER Corporation	Delaware, USA
PRC Laser Europe N.V.	Belgium
Lee Laser, Inc.	Delaware, USA
Nufern	East Granby, USA
ROFIN-SINAR Technologies Europe S.L.	Spain
ROFIN-SINAR Laser GmbH	Germany
ROFIN-BAASEL Japan Corp.	Japan
Rasant-Alcotec Beschichtungstechnik GmbH	Germany
Baasel Lasermed GmbH	Germany
CBL Verwaltungsgesellschaft mbH	Germany
ROFIN-BAASEL Lasertech GmbH & Co. KG	Germany
ROFIN-BAASEL, Inc.	Massachusetts, USA
WB-PRC Laser Service GmbH	Germany
Optoskand AB	Sweden
PMB Elektronik GmbH	Germany
ROFIN-BAASEL Italiana S.r.l.	Italy
ROFIN-BAASEL France SAS	France
ROFIN-SINAR UK Ltd.	United Kingdom
ROFIN-BAASEL UK Ltd.	United Kingdom
ROFIN-BAASEL Benelux B.V.	The Netherlands
ROFIN-BAASEL Singapore Pte., Ltd.	Singapore
ROFIN-BAASEL Espana S.L.	Spain
DILAS Diodenlaser GmbH	Germany
ROFIN-BAASEL Taiwan Ltd.	Taiwan
ROFIN-BAASEL Korea Co., Ltd.	Korea
ROFIN-BAASEL China Co., Ltd.	China
ROFIN-BAASEL Canada Ltd.	Canada
DILAS Diode Laser, Inc.	Delaware, USA
m2k-laser GmbH	Germany
Corelase Oy	Finland
ES Technology Ltd.	United Kingdom
DILAS Diodelaser China Co., Ltd.	China
Nanjing Eastern Technologies Company, Ltd.	China
ROFIN-BAASEL Swiss AG	Switzerland
Nanjing Eastern Laser Co., Ltd.	China
ROFIN-LASAG AG	Switzerland
ROFIN BAASEL Laser India Pvt. Ltd.	India